EXHIBIT 4.6

AMENDED AND RESTATED

JACADA LTD.

1999 SHARE OPTION AND INCENTIVE PLAN

Adopted as of September 22, 1999

Amended as of April 25, 2002

1.	NAME

This plan, as amended from time to time, shall be known as the Amended and Restated Jacada Ltd. 1999 Share Option Plan.

2.	PURPOSE OF 1999 PLAN

The Amended and Restated Jacada Ltd. 1999 Share Option Plan (the “1999 Plan”) is intended as an incentive to retain, on the Board of Directors (the “Board”) and in the employ of Jacada Ltd. (the “Company”) and its Subsidiaries, persons of training, experience, and ability, to attract new directors, employees, consultants and contractors whose services are considered unusually valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the 1999 Plan approved by the Board and the shareholders of the Company, as adopted as of September 22, 1999 with the approval of the Board and as of October 11, 1999 with the approval of the shareholders of the Company and as further amended by the Board as of April 25, 2002, which is designed to benefit from, and is made, inter alia, pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 (“Section 102”) and any regulations, rules, orders or procedures promulgated thereunder with respect to options granted to employees of the Company. The 1999 Plan is intended to enable the Company to issue stock options and other awards under varying tax regimes, including, without limitation (i) incentive stock options (“ISOs”) within the meaning of Section 422(b) of the United States Internal Revenue Code of 1986, as amended (the “Code”), (ii) non-qualified stock options, (iii) options pursuant to the provisions of Section 102 (“102 Stock Options”), (iv) options pursuant to Section 3(I) (“3(I) Stock Options”) of the Ordinance (all 102 Stock Options, 3(I) Stock Options, ISOs and non-qualified stock options are referred to collectively as the “Options”), (v) shares of restricted stock under the 1999 Plan. Apart from issuance under the relevant tax regimes of the United States and the State of Israel, the 1999 Plan contemplates issuances to optionees in other jurisdictions with respect to which the Committee (as defined below) is empowered to make the requisite adjustments in the 1999 Plan and set forth the relevant conditions in the Company’s agreement with the optionee in order to comply with the requirements of the tax regimes in any such jurisdictions. For purposes of this 1999 Plan, “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	ADMINISTRATION OF 1999 PLAN

The Board or a Stock Option Committee (the “Committee”) appointed and maintained by the Board shall have the power to administer the 1999 Plan. The Committee shall consist of at least two members who shall serve at the pleasure of the Board, and any member of such Committee shall be eligible to receive Options under the 1999 Plan while serving on the Committee, unless otherwise specified herein. The Board or the Committee shall have full power and authority: (i) to designate participants; (ii) to designate Options or any portion thereof as ISOs; (iii) to determine the terms and provisions of respective option agreements (which need not be identical) including, but not limited to, the number of shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iv) to accelerate the right of an optionee to exercise, in whole or in part, any previously granted Option or ISO; (v) to interpret the provisions and supervise the administration of the 1999 Plan; and (vi) to determine any other matter which is necessary or desirable for, or incidental to administration of the 1999 Plan.

The Board or the Committee shall have the authority to grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option (in the discretion of the Board or the Committee, the grant of the new Option and the surrender of the outstanding Option may, but need not, occur simultaneously) having a purchase price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Board or the Committee may prescribe in accordance with the provisions of the 1999 Plan.

All decisions and selections made by the Board or the Committee pursuant to the provisions of the 1999 Plan shall be made by a majority of its members except that no member of the Board or Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

Each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the 1999 Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as directors or otherwise under the articles of association of the Company, any agreement, any vote of stockholders or disinterested directors, or otherwise.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the 1999 Plan as recipients of Options shall include any employees of the Company or of any Subsidiary of the Company. Directors of the Company or of any Subsidiary of the Company who are not employees of the Company or its Subsidiaries, and additionally consultants or contractors of the Company or its Subsidiaries, shall also be eligible for participation in the 1999 Plan as recipients of Options (but not ISOs). A person who has been granted an Option hereunder may be granted additional Options, if the Board or the Committee shall so determine.

5.	TRUSTEE

The 102 Stock Options which shall be granted to employees of the Company (or if required by law) shall be issued to a trustee nominated by the Board or the Committee (in accordance with the provisions of Section 102) (the “Trustee”) and held for the benefit of the optionees for a period of not less than two years (24 months) from the date of grant. The Trustee may also hold in trust any shares issued upon exercise of such 102 Stock Options pursuant to the provisions of Section 102.

With respect to all Shares (in contrast to unexercised 102 Stock Options) issued upon the exercise of 102 Stock Options purchased by the optionee and held by the Trustee, the optionee shall be entitled to the voting rights in general meetings in accordance with the quantity of such shares.

6.	SHARES RESERVED FOR 1999 PLAN

Subject to adjustment as provided in Paragraph 8 hereof, a total of 3,600,000 Ordinary Shares, NIS 0.01 par value per share, of the Company (“Shares”) shall be subject to the 1999 Plan. The Shares subject to the 1999 Plan hereby are reserved for sale for such purpose. Any of such Shares which may remain unsold and which are not subject to outstanding options at the termination of the 1999 Plan shall cease to be reserved for the purpose of the 1999 Plan, but until termination of the 1999 Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of the 1999 Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the shares theretofore subject to such Option may again be subjected to an Option under the 1999 Plan.

7.	OPTION PRICE

(a)	The purchase price of each Share subject to an Option or any portion thereof (which is not designated as an ISO) shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to guidelines as shall be suggested by the Board from time to time. The purchase price of each Share subject to an ISO shall not be less than 100% (or 110% if at the time of grant the optionee (after taking into account the attribution rules set forth in Code Section 424(d)) owns more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary (a “10% shareholder”)) of the fair market value of such Share on the date the ISO is granted.

(b)	The option price shall be payable upon the exercise of the Option in cash, by check, or other form satisfactory to the Board or the Committee.

(c)	The proceeds received by the Company from the sale of Shares subject to an Option granted under the 1999 Plan will be added to the general funds of the Company and used for its corporate purposes.

8.	ADJUSTMENTS

Upon the occurrence of any of the following described events, an optionee’s rights to purchase Shares under the 1999 Plan shall be adjusted as hereinafter provided:

(a)	If the Company is separated, reorganized, merged, consolidated or amalgamated with or into another corporation while unexercised Options remain outstanding under the 1999 Plan, there shall be substituted for the Shares subject to the unexercised portions of such outstanding Options an appropriate number of shares of each class of shares or other securities of the separated, reorganized, merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of such shares, and appropriate adjustments shall be made in the purchase price per share to reflect such action, in each case, except as otherwise determined by the Board or the Committee, in a manner intended to comply with the requirements of Code Section 424(a) and the regulations issued thereunder.

(b)	If the Company is liquidated or dissolved while unexercised Options remain outstanding under the 1999 Plan, then all such outstanding Options may be exercised in full by the optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the installment exercise provisions of Paragraph 9(b), by the optionees giving notice in writing to the Company of their intention to so exercise.

(c)	If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, re-capitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to this 1999 Plan or subject to any Options theretofore granted, and the option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate option price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock. Upon the happening of any of the foregoing, the class and aggregate number of shares issuable pursuant to the 1999 Plan (as set forth in paragraph 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted.

9.	TERM AND EXERCISE OF OPTIONS

(a)	Options shall be exercised by the optionee by giving written notice to the Company, which exercise shall be effective upon receipt by the Secretary of the Company at its principal office of such notice along with payment for the number of Shares with respect to which the Option is being exercised. The notice shall specify the number of Shares with respect to which the Option is being exercised.

(b)	Each Option granted under this 1999 Plan shall be exercisable on the date and for the number of shares as shall be provided in the option agreement evidencing the Option and setting forth the terms thereof. However, (i) no Option shall be exercisable after the expiration of ten years from the date of grant, and (ii) no ISO granted to a person who at the time of grant is a 10% shareholder may be exercisable after the expiration of five years from the date of grant.

(c)	Options granted under the 1999 Plan shall not be transferable by optionees other than by will or the laws of descent and distribution, and during an optionee’s lifetime shall be exercisable only by that optionee.

(d)	Options granted to employees or directors may not be exercised after the termination of employment and/or service as a director unless (i) prior to the date of such termination, the Board or the Committee shall authorize, in the relevant option agreement or otherwise, an extension of the term of all or part of the option beyond the date of such termination for a period not to exceed the period during which the Option by its terms would otherwise have been exercisable, or (ii) termination is without cause, in which event any options still in force and unexpired may be exercised within a period of 90 days from the date of such termination, but only with respect to the number of shares purchasable at the time of such termination, or (iii) termination is the result of death or Disability, in which event any Options still in force and unexpired may be exercised within a period of six (6) months from the date of termination, but only with respect to the number of shares purchasable at the time of such termination or (iv) termination of employment is the result of retirement under any deferred compensation agreement or retirement plan of the Company or of any Subsidiary of the Company or after age 60, while Options granted hereunder are still in force and unexpired, in which case the Board or Committee shall have the discretion to permit any unmatured installments of the Options to be accelerated to the later of the date of retirement or a date one year following the date of grant, and the Options shall thereupon be exercisable in full, without regard to any installment exercise provisions in the option agreement. For purposes of this 1999 Plan, “Disability” shall mean “permanent and total disability” within the meaning of Code Section 22(e)(3).

(e)	The holders of Options shall not be or have any of the rights or privileges of shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until, following exercise but subject always to the provisions of Section 5 above for 102 Stock Options, certificates representing such shares shall have been issued by the Company and delivered to (or for the account of) such holders.

(f)	Any form of option agreement authorized by the 1999 Plan may contain such other provisions not inconsistent with this 1999 Plan as the Board or the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Board or the Committee may, with the consent of the optionee, from time to time cancel all or any portion of any Option then subject to exercise, and the Company’s obligation in respect of such Option may be discharged by (i) payment to the optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate purchase price of such shares, (ii) the issuance or transfer to the optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Board or the Committee in its sole discretion.

10.	MAXIMUM ISO AWARD

In case of ISO granted to U.S. employees, the aggregate Fair Market Value of Shares (determined as of the date of the grant of the ISO’s) with respect to which ISO’s are exercisable for the first time by any optionee during any calendar year shall not exceed the limitation provided under Section 422(d) of the Code.

11.	PURCHASE OF INVESTMENT

Unless Shares covered by the 1999 Plan have been listed for trade on any stock exchange (of any jurisdiction), or the Company has determined that such registration is unnecessary, each person exercising an Option under the 1999 Plan may be required by the Company to give a representation in writing that he is acquiring such shares for his own account, for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

12.	TERM DATE OF 1999 PLAN

The 1999 Plan shall be effective as of September 22, 1999 and shall terminate on December 31, 2009.

13.	AMENDMENTS OR TERMINATION

The Board may, at any time and from time to time, amend, alter, or discontinue the 1999 Plan, except that no amendment or alteration shall be made which would impair the rights of the holder of any Option theretofore granted without his consent, and except that no amendment or alteration shall be made, without the approval of the shareholders which would:

(a)	Increase the total number of shares reserved for the purposes of the 1999 Plan, except as is provided in Section 6, or change the class of persons eligible to participate in the 1999 Plan as provided in Section 4; or

(b)	[intentionally deleted].

14.	GOVERNMENT REGULATIONS

The 1999 Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the optionee including the registration of the shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.	CONTINUANCE OF EMPLOYMENT

Neither the 1999 Plan nor the option agreement with the optionee shall impose any obligation on the Company or a Subsidiary thereof, to continue any optionee in its employ, and nothing in the 1999 Plan or in any Option granted pursuant thereto shall confer upon any optionee any right to continue in the employ of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment at any time.

16.	GOVERNING LAW

This 1999 Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.

17.	TAX CONSEQUENCES

Any tax consequences (other than with respect to the employer portion of any employment taxes) arising from the grant or exercise of any Option, from the payment for Shares issued upon exercise thereof or from any other event or act (of the Company, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or the Trustee (if applicable) shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and the Trustee (if applicable) and hold them harmless against and from any and all liability for any such tax (other than with respect to the employer portion of any employment taxes) or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

ONLY WITH RESPECT TO AN OPTIONEE SUBJECT TO ISRAELI TAXATION:

The Board, the Committee and the Trustee shall not be required to release any stock certificate representing shares issued upon exercise of an Option granted under Section 102 or 3(I), to an Optionee until all required payments have been fully made. The Optionee hereby declares that he or she will not transfer the Shares issued upon exercise of an Option granted under Section 102, nor any other shares received subsequently following any realization of rights resulting from an Option granted under Section 102 or from Shares issued upon exercise of an Option granted under Section 102, by a way of tax-exempt transfer or a transfer under Sections 104 (a), 104 (b) or 97 (a) of the Israeli Income Tax Ordinance.

18.	NON-EXCLUSIVITY OF THE 1999 PLAN

The adoption of the 1999 Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the 1999 Plan, and such arrangements may be either applicable generally or only in specific cases.

19.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the 1999 Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given optionee during the term of the 1999 Plan, either in addition to, or in substitution for, one or more Options previously granted to that optionee.